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                                  EXHIBIT 10.33

                                February 11, 2003




Mr. Walter Mulvey
CEO
goodguys.com, inc.
120 SW Ankeny, Suite 210
Portland, Oregon 97204

Dear Walt:

      The purpose of this letter is to confirm in writing the results of our meeting on December 19, 2002.

      There is no intention at this time to amend any of the agreements that have been entered into between Good Guys and goodguys.com. Both Good Guys and goodguys.com reserve the right to assert and enforce their respective positions regarding the interpretive issues that have arisen under those agreements in the event of any change in control of Good Guys or goodguys.com. A change in control of Good Guys shall be deemed to occur in the event of any transaction that results in the stockholders of Good Guys immediately prior to the transaction owning less than a majority of the outstanding shares of Good Guys immediately after the transaction and a change in control of goodbuys.com shall be deemed to occur in the event the shareholders of goodguys.com (other than Good Guys) cease at anytime to own a majority of the outstanding shares of capital stock of goodguys.com. Following any such change in control, Good Guys and goodguys.com would be able to reassert and enforce positions heretofore taken by them with regard to the issues covered by this letter, to the extent the same differ from the understandings contained in this letter, though neither of them could do so retroactively for any period preceding the date on which the change in control occurs.

      Subject to the foregoing, we have agreed to proceed with our relationship as follows:

      1. The discount rate we would give goodbuys.com the benefit of with regard to purchase discounts available to Good Guys would be 3% of Net Sales (as defined in our agreement), which would be equal to the royalty payable by goodguys.com to us, and with
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      respect to the royalty there would be no adjustment for direct costs of selling; in other words there would be a "wash". This discount rate will be effective as of October 1, 2002 and, subject to the change in control provisions above, will expire at the close of business on August 31, 2004.

      2. All deliveries would be from our Distribution Center and not from any store of Good Guys. goodguys.com would not be able to return any open-box merchandise and could return only new in box merchandise. Returns by goodguys.com would be at 90% of cost.

      3. goodguys.com would pay all pass-through costs for freight, processing and distribution center services (labor, trucking, etc.) at the rate of 4.41% of purchases. This freight charge will be effective as of October 1, 2002, and will apply so long as goodguys.com continues shipping with the freight carrier as determined pursuant to item 4 below on a weekly schedule of Tuesday, Thursday and Saturday.

      4. At a timing elected by goodguys.com, but not later than for periods after August 31, 2003, goodguys.com will, in consultation with our Distribution Center, select a carrier and Good Guys will then contract with that carrier to deliver merchandise to goodguys.com FOB Portland.

      5. Prior to the end of March 2003, Good Guys will use its reasonable commercial efforts to obtain from its banks an amendment to its existing credit facility to increase from $250,000 to $400,000 the limit on outstanding goodguys.com invoices. As has been true in the past, these limits will include freight and labor.

      6. Subject only to complying with the effective date for the new 3% discount provided for in paragraph 1 above, Good Guys and goodguys.com will forgive any claims pre-dating our meeting on December 19 with respect to past discounts and royalties.

      7. The goodguys.com name shall appear in black in 10 point type size in Good Guys' advertisements. The exposure frequency for print advertisements shall be as follows:
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      1 page -- 1 exposure
      2 pages -- 2 exposures
      4 pages -- 2 exposures
      8 pages -- 4 exposures
      16 pages -- 6 exposures
      20 pages -- 8 exposures
      20+ pages -- 10 exposures

      As agreed, Good Guys will only be required to give the dot.com name without any message.

      8. goodguys.com will restore to its website at no cost the "in-store only product and product descriptions" and the "store locator" information previously carried on the website and will add new "in-store only" product/SKU's at the cost of $20.00 per SKU.

      9. goodguys.com will pay $20,000 of the cost of restoring the escalator.

      If the above is in accordance with your understanding as to the agreements reached at our meeting, I would appreciate your so indicating by signing and returning to me the attached copy of this letter.

                                                Sincerely yours,

                                                /s/ Peter G. Hanelt

                                                Peter G. Hanelt
                                                Chief Operating Officer

Agreed:

goodguys.com, inc.

By /s/ Walter Mulvey
   -----------------
      Chief Executive Officer
      2.12.93